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                                                           Exhibit 5.1








                         [Arnold & Porter Letterhead]

                               February 25, 1997


         Meridian Medical Technologies, Inc.
         10240 Old Columbia Road
         Columbia, Maryland  21046

              Re:  Meridian Medical Technologies, Inc.
                   Registration Statement on Form S-3
                   File No. 333-18279

         Ladies and Gentlemen:

              We have acted as special counsel to Meridian Medical Technologies, Inc., a Delaware corporation ("Company"), in connection with a Registration Statement on Form S-3, as amended by Pre-Effective Amendment No. 1 thereto (the "Registration Statement"), relating to the proposed offer and sale of up to 2,617,849 shares of the Company's common stock, $.10 par value ("Common Stock"), by the selling stockholders identified therein.

              The Company issued approximately 1,722,543 shares of Common Stock in connection with the merger of Brunswick Biomedical
         Corporation with and into the Company, including 13,636 shares as partial payment for financial advisory services
         ("Merger Shares") of which 1,720,233 may be offered and sold pursuant to the prospectus included as part of the Registration Statement. The remaining 897,616 shares of
         Common Stock subject to the prospectus may be issued upon the exercise of outstanding warrants and stock options issued or assumed by the Company in connection with the merger ("Rights Shares").


              In connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company, including the Agreement and Plan of Merger dated September 11, 1996, forms of the warrants and options issued or assumed by the Company in connection with the merger, the Company's Amended and Restated Certificate of Incorporation, its By-laws, and resolutions of the Board of Directors, as well as made such investigation of matters of fact and law





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         Meridian Medical Technologies, Inc.
         February 25, 1997
         Page 2

         and examined such other documents as we deem necessary for rendering the opinions hereinafter expressed.

              The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

              A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

              B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

              C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

              D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

              E. We express no opinion as to the effect or application of any laws or regulations other than the internal laws of the State of Delaware and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

              Based on the foregoing, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that the Merger Shares included in the Registration




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         Meridian Medical Technologies, Inc.
         February 25, 1997
         Page 3

         Statement have been duly authorized and validly issued and are fully paid and nonassessable.

              Also based on the foregoing and subject to the qualifications set forth in the preceding paragraph, we are of the opinion that the Rights Shares included in the Registration Statement that may be issued to holders of warrants and stock options have been duly authorized by the Company and, upon issuance of such Rights Shares in accordance with the terms of such warrants and options, such Rights Shares will be validly issued, fully paid and nonassessable under the Delaware General Corporation Law as in effect on this date.

              This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

              We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to reference to our firm under the captions "Legal Opinion" contained in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                  Very truly yours,

                                  ARNOLD & PORTER



                                  By /s/ Steven Kaplan